Exhibit 35.1

Servicer Compliance Statement of Nissan Motor Acceptance Corporation

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Steven R. Lambert, President and Chief Executive Officer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1) The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period January 31, 2006 through December 31, 2006 (the “Reporting Period”), and of its performance pursuant to that certain Sale and Servicing Agreement, dated as of January 31, 2006 (the “Agreement”), by and among the Company, Nissan Auto Receivables Corporation II, as Seller, and Nissan Auto Receivables 2006-A Owner Trust, as Issuer, to be conducted under his supervision; and

(2) To the best of the undersigned’s knowledge, based upon such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period except as otherwise described in Annex A attached hereto.

This Officer’s Certificate is being furnished pursuant to Item 1123 of the Securities and Exchange Commission’s Regulation AB for publicly-issued asset-backed securities. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 30th day of March, 2007.

                        /s/ Steven R. Lambert
                        Steven R. Lambert
                        President and Chief Executive Officer

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ANNEX A

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The Company is aware of two occasions during the Reporting Period when it did not remit to the Collection Account on the first Business Day after receipt thereof a sufficient amount to cover all payments received by or on behalf of the Obligors on or in respect of the Receivables (as required in Section 5.02(a) of the Agreement). It did, however, timely deposit an estimated (but insufficient) amount, determined in good faith, and remitted the difference either on the second Business Day or on the Record Date. The Company believes that no material impact to the securityholders resulted from these errors and it is exploring procedural changes to achieve full compliance with this requirement going forward.

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